Exhibit 99.1

CONTACTS: Timothy K. Zimmerman Chief Executive Officer 412.856.0363	Andrew W. Hasley President 412.856.0363	Susan A. Parente Executive Vice President & Chief Financial Officer 412.856.0363

RELEASE DATE:  June 26, 2020

STANDARD AVB FINANCIAL CORP. SET TO JOIN THE RUSSELL 2000® AND RUSSELL 3000® INDEX

Monroeville, Pennsylvania – June 26, 2020 – Standard AVB Financial Corp. (the “Company”) - (NASDAQ: STND), the holding company for Standard Bank, PaSB, is set to join the small cap Russell 2000® Index and the broad-market Russell 3000® Index at the conclusion of the 2020 Russell indexes annual reconstitution, effective after the U.S. stock market opens on June 29, 2020.

Annual Russell indexes reconstitution captures the 4,000 largest US stocks as of May 8, ranking them by total market capitalization. Membership in the US all-cap Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes.

“Inclusion in the Russell Indexes is an important milestone for the Company.  We believe it will broaden our base of investors and will increase the overall awareness and exposure of our stock within the investment community”, said Timothy K. Zimmerman, the Company’s CEO.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell 3000® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About Standard AVB Financial Corp.
Standard AVB Financial Corp., is the parent company of Standard Bank, PaSB, a Pennsylvania chartered savings bank that operates 17 offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland.  Standard Bank is a member of the FDIC and an Equal Housing Lender.
This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.   The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

About FTSE Russell

FTSE Russell is a leading global index provider creating and managing a wide range of indexes, data and analytic solutions to meet client needs across asset classes, style and strategies. Covering 98% of the investable market, FTSE Russell indexes offer a true picture of global markets, combined with the specialist knowledge gained from developing local benchmarks around the world.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $16 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create investment funds, ETFs, structured products and index-based derivatives. FTSE Russell indexes also provide clients with tools for asset allocation, investment strategy analysis and risk management.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on index innovation and customer partnership applying the highest industry standards and embracing the IOSCO Principles. FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit www.ftserussell.com

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